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[CNA SURETY LOGO]
FOR IMMEDIATE RELEASE
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CONTACT:    John F. Corcoran, 312-822-1371
            Doreen Lubeck, 773-583-4331


       CNA SURETY ANNOUNCES SALE OF MINORITY INTEREST IN DEMONTFORT GROUP


CHICAGO, OCTOBER 27, 2004 -- CNA Surety Corporation (NYSE: SUR) announced today that the Company tentatively has agreed to sell all of its financial interest in UK based DeMontfort Group, Ltd. to HCC Insurance Holdings, Inc. (NYSE: HCC).
The agreement covers CNA Surety's 34% ownership in the common shares and certain preferred shares and indebtedness of the DeMontfort Group. Terms were not disclosed. The transaction is subject to execution of a definitive agreement and receipt of UK regulatory approvals.

"While we have enjoyed a very positive relationship with the DeMontfort team, refinements in our international strategy led us to conclude that this transaction makes sense", said John Welch, President and Chief Executive Officer. "We wish the DeMontfort team and their new partners at HCC continued success."

CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 34,000 independent agencies. The Company's Securities and Exchange Commission filings are available at www.sec.gov or visit us at www.cnasurety.com on the World Wide Web for a direct link to the SEC website.

CNA is a registered service mark, trade name and domain name of CNA Financial Corporation.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: The statements which are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including, but not limited to, product and policy demand and market response risks, the effect of economic conditions, the impact of significant increases in corporate defaults on a national or global basis, the impact of competitive products, policies and pricing, product and policy development, regulatory changes and conditions including underwriting limitations imposed by the U.S. Department of Treasury, rating agency policies and practices, development of claims and the effect on loss reserves, the performance of reinsurance companies under reinsurance contracts with the Company, the cost and availability of reinsurance contracts on reasonable terms, investment portfolio developments and reaction to market conditions, the results of financing efforts, the actual closing of contemplated transactions and agreements, the effect of the Company's accounting policies, and other risks detailed in the Company's Securities and Exchange Commission filings. No assurance can be given that the actual results of operations and financial condition will conform to the forward-looking statements contained herein.